December 11, 2006
Cofina Financial, LLC
Attn: Brian Legried
5500 Cenex Drive
Inver Grove Heights, MN 55077
CHS Inc.
Attn: John McEnroe
P.O. Box 64089
St. Paul, MN 55164-0089
Re: Amendment to Amended and Restated Loan Origination and Participation Agreement
Dear Mr. Legried and Mr. McEnroe:
AgStar Financial Services. PCA. d/b/a ProPartners Financial (“ProPartners”). Cofina Financial. LLC (“Cofina”) and CHS Inc. (“CHS”) are parties to an Amended and Restated Loan Origination and Participation Agreement dated October 31, 2006 (“Agreement’’) whereby Cofina has agreed to originate and participate to ProPartners certain loans under Cofina’s agricultural production and processing financing program (the “Program”) based on the terms and conditions set forth in the Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Agreement.
Cofina is subject to certain laws governing the State of North Dakota that make Cofina unable to originate Loans to Borrowers located in North Dakota (“North Dakota Loans”). ProPartners has arrangements with certain financial institutions and organizations (“Third Party Originators”) that are able to originate North Dakota Loans, which parties include, without limitation. CHS. Cofina has requested that ProPartners cause such Third Party Originators to originate North Dakota Loans identified under the Program and ProPartners, Cofina and CFIS are willing to amend the Agreement to allow such actions under the terms set forth in this letter agreement.
Accordingly, the parties hereby agree that the Agreement shall he amended as follows:
1.	Notwithstanding the terms of the Agreement. anv North Dakota Loans that are identified under the Program may be originated by a Third Party Originator designated by ProPartners. Upon such origination, such North Dakota Loans will constitute“Loans” under the Agreement. After ProPartners’ purchase of a Participation Interest in such North Dakota Loans in accordance with the terms of the

Agreement, such North Dakota Loans will also constitute “Participated Loans” under the Agreement.

2.	Cofina shall have a right to purchase such North Dakota Loans in the same manner provided in Section 3.07 of the Agreement.

3.	The terms, provisions and conditions of the Agreement shall apply to the North Dakota Loans, as Loans and Participated Loans, in the same manner as such terms, provisions and conditions apply to Loans and Participated Loans that are not North Dakota Loans, including, without limitation, with respect to (a) the calculation of the Underwriting Fee pursuant to Section 2.10 of the Agreement, (b) the calculation of the aggregate principal amount limitations of the Participated Loans pursuant to Section 3.01 of the Agreement, (c) the placement into purchase pools pursuant to Section 3.03 of the Agreement, and (d) inclusion with respect to reports furnished to Cofina by ProPartners pursuant to Section 9.03 of the Agreement.

4.	Cofina and CHS each agree that the North Dakota Loans will be subject to the guarantees of Cofina and CHS in accordance with Article V of the Agreement in the same manner and under the same terms as applicable to all other Participated Loans.
Please acknowledge your agreement with the foregoing by executing this letter agreement in the space provided below.
Sincerely,
AGSTAR FINANCIAL SERVICES, PCA,
D/B/A PROPARTNERS FINANCIAL

By:
Name:
Its:

Agreed and acknowledged this                      day of December, 2006.
COFINA FINANCIAL, LLC

By:
Name:
Its:

CHS INC.

By:
Name:
Its: